EX-35.2
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2011 Crystal Drive
Suite 800
Arlington, Virginia 22202

TEL (703) 302-8000
TOLL (800) 955-9622
FAX (703) 647-3460


February 26, 2014


Wells Fargo Bank, NA, as Certificate Administrator
Attn: Compliance Manager
9062 Old Annapolis Road
Columbia, MD 21045


RE:      Annual Statement as to Compliance
         WFRBS 2013 C12

Dear Sir/Madam:


In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Commercial Mortgage Pass-Through Certificates Series 2013-C12, as an authorized officer of NCB, FSB (NCB) (the "Co-op Special Servicer"), I hereby certify that:


a. A review of the activities of the Co-op Special Servicer during the preceding calendar year and of its performance under the Pooling and Servicing Agreement has been made under my supervision.


b. To the best of my knowledge, based on these reviews, the Co-op Special Servicer has fulfilled all obligations under this agreement in all material respects throughout the year.


Please note that the annual financial statement will be sent under separate cover on or before March 31, 2014.


Best regards,

/s/ Karyn Mann

Karyn Mann
Senior Vice President, Investor Compliance
NCB, FSB



www.ncb.coop

Banking & Financial Services
Cooperative Expansion
Economic Development


The NCB Financial Group consists of the National Consumer Cooperative Bank
(NCCB) and NCB, FSB, a federally insured savings bank wholly owned by NCCB. Banking and financial services provided by NCB, FSB. Member FDIC.